LOAN AGREEMENT

September 9, 2022

Richard N. Jeffs (the “Lender”) of 11750 Fairtide Road, Ladysmith, BC V9G 1K5, advanced USD$19,000 (the “Principal Sum”) to Cell MedX (Canada) Corp. (the “Borrower”) of 820 - 1130 Pender Street West. Vancouver, BC V6E 4A4. The Lender advanced the funds on September 9, 2022. As per request of the Borrower, the Lender transferred the Principal Sum into the account of Cell MedX Corp., the Borrower’s parent corporation with an address at 123 W. Nye Ln, Suite 446, Carson City, NV 89706.

The Borrower agrees to repay the Principal Sum on demand, together with interest calculated and compounded monthly at the rate of 6% per year (the “Interest”) calculated from September 9, 2022 (the “Effective Date”). The Borrower is liable for repayment of the Principal Sum, accrued Interest, and any additional costs that the Lender incurs in trying to collect the amount owed to him under the terms of this Loan Agreement.

As collateral for repayment of Principal Sum and the Interest, the Borrower agrees that, upon a default of any payment of the amount owed, the Lender will have full right and title of ownership to the Borrower’s intellectual property being eBalance (microcurrent) Technology, and any and all products developed by the Borrower that are based on the said eBalance (microcurrent) Technology, as well as all eBalance trademarks and certifications the Borrower has acquired.

LENDER	BORROWER
Richard N. Jeffs	Cell MedX (Canada) Corp.

Per:	Per:

/s/ Richard N. Jeffs	/s/ Yanika Silina
Richard N. Jeffs	Yanika Silina, Director